Exhibit 99.1

 JAKKS Pacific Reports 2007 Second Quarter and First Six Month Results

   --- Company Reiterates Full Year Guidance of $800 Million in Net Sales and Net Income of $75.8 Million, or $2.39 Per Diluted Share ---

    MALIBU, Calif.--(BUSINESS WIRE)--July 25, 2007--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading toy and consumer products company, today announced results for the second quarter and six months ended June 30, 2007.

    Second quarter 2007 net sales were $129.5 million, compared to $124.0 million recorded in the comparable period last year. Net income for the second quarter was $5.0 million, or $0.17 per diluted share, compared to $6.4 million, or $0.22 per diluted share, reported in the second quarter of 2006.

    The Company's net sales for the six months ended June 30, 2007 were $253.6 million, compared to $231.3 million during the same period in 2006. Net income for the first six months of 2007 was $8.3 million, or $0.30 per diluted share, compared to the first six months 2006 earnings of $8.7 million, or $0.31 per diluted share.

    "We have excellent placement of our key items at major retailers as we head into the important holiday season," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "With an exciting roster of new products hitting retail late summer and early fall, we are very comfortable with our previously issued full-year guidance of $800 million in net sales and net income of $75.8 million, or $2.39 per diluted share."

    Stephen Berman, President and Chief Operating Officer, stated, "Several of our product lines exceeded our expectations in the second quarter, with the largest contributions coming from our action figures, dress-up and role play toys. And, as expected, while we began shipping our sales drivers for Fall at the end of the second quarter, the bulk of our new products began shipping early in the third quarter.

    "Our investments in product development, strategic marketing programs and our overall portfolio of innovative products, many based on popular and classic licenses, have us well-positioned to achieve record sales in the second half of 2007. We expect strong performances from many of our product lines, including WWE(R) and Pokemon(R) action figures, a full array of dolls, playsets, electronics and role play accessories for the two top Disney sensations Hannah Montana(TM) and The Cheetah Girls(TM), new TV Games, as well as our Plug It In & Play EyeClops Bionic Eye(TM), our new line of XPV Xtreme Performance Vehicles(R) toys, Puppy in My Pocket(R) and more."

    Mr. Friedman concluded, "We will continue to seek to grow our business by actively pursuing additional character and product licenses, as well as complementary acquisitions that offer valuable product lines, trademarks or brands. Our financial position remains very strong and, as of June 30, 2007, our working capital was approximately $292.1 million, including cash and equivalents of $180.9 million."

    JAKKS Pacific is hosting a teleconference at 10:30 a.m. ET (7:30 a.m. PT) on June 25th, via the Internet at www.jakkspacific.com, www.CompanyBoardroom.com, or www.StreetEvents.com. These websites will host an archive of the teleconference for 30 days. A telephone playback will be available from 11:45 a.m. Eastern on July 25th through 11:59 p.m. Eastern on August 24th. The playback can be accessed by calling 800-642-1687 or 706-645-9291 for international callers, passcode "1256686".

    About JAKKS Pacific, Inc.

    JAKKS Pacific, Inc. (NASDAQ:JAKK) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific(R), Play Along(R), Flying Colors(R), Creative Designs International(TM), Road Champs(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly A Kite(R), Color Workshop(R), JPI(TM) and Plug It In & Play TV Games(TM). JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakkspacific.com.

    This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

    (C) JAKKS Pacific, Inc. All Right Reserved.


                 JAKKS Pacific, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets


                                              June 30,    December 31,
                                                2007          2006
                                            ------------- ------------
                                                  (In thousands)

                                ASSETS

Current assets:
   Cash and cash equivalents                 $   180,887   $  184,489
   Marketable securities                             213          210
   Accounts receivable, net                       89,768      153,116
   Inventory, net                                 78,576       76,788
   Deferred income taxes                           8,866       10,592
   Prepaid expenses and other current
    assets                                        24,386       26,543
                                            ------------- ------------
     Total current assets                        382,696      451,738
                                            ------------- ------------

Property and equipment                            50,195       49,781
Less accumulated depreciation and
 amortization                                     32,807       32,898
                                            ------------- ------------
   Property and equipment, net                    17,388       16,883
                                            ------------- ------------

Deferred income taxes                              1,471            -
Goodwill, net                                    340,007      337,999
Trademarks & other assets, net                    53,044       60,401
Investment in video game joint venture            17,111       14,873
                                            ------------- ------------
     Total assets                            $   811,717   $  881,894
                                            ============= ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses     $    72,834   $  120,238
   Reserve for sales returns and allowances       17,276       32,589
   Income taxes payable                              514       18,548
                                            ------------- ------------
     Total current liabilities                    90,624      171,375
                                            ------------- ------------

Long term debt                                    98,000       98,000
Other liabilities                                  5,815          854
Income taxes payable                               8,092            -
Deferred income taxes                              2,244        2,377
                                            ------------- ------------
                                                 114,151      101,231
                                            ------------- ------------
     Total liabilities                           204,775      272,606

Stockholders' equity:
   Common stock, $.001 par value                      28           28
   Additional paid-in capital                    305,649      300,255
   Retained earnings                             304,702      312,432
   Accumulated other comprehensive income
    (loss)                                        (3,437)      (3,427)
                                            ------------- ------------
                                                 606,942      609,288
                                            ------------- ------------
     Total liabilities and stockholders'
      equity                                 $   811,717   $  881,894
                                            ============= ============



                 JAKKS Pacific, Inc. and Subsidiaries
              Second Quarter Earnings Announcement, 2007
              Condensed Statements of Income (Unaudited)


                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
                                (In thousands, expect per share data)

Net sales                      $129,547  $124,041  $253,609  $231,286
Less cost of sales
  Cost of goods                  69,128    61,872   133,498   114,080
  Royalty expense                13,130    11,469    25,457    21,084
  Amortization of tools and
   molds                          1,994     1,420     3,851     2,679
                               --------- --------- --------- ---------
  Cost of sales                  84,252    74,761   162,806   137,843
                               --------- --------- --------- ---------
    Gross profit                 45,295    49,280    90,803    93,443
Direct selling expenses           8,997    11,893    20,824    26,223
Selling, general and
 administrative expenses         25,820    24,236    52,223    47,300
Depreciation and amortization     3,990     4,188     7,944     8,712
                               --------- --------- --------- ---------
    Income from operations        6,488     8,963     9,812    11,208
Other income (expense):
  Profit (loss) from video
   game joint venture               714       220     2,209       977
  Interest income                 1,793     1,085     3,307     2,500
  Interest expense               (1,592)   (1,133)   (3,163)   (2,266)
  Other expense                       -         -         -         -
                               --------- --------- --------- ---------
Income before provision for
 income taxes                     7,403     9,135    12,165    12,419
Provision for income taxes        2,369     2,774     3,893     3,727
                               --------- --------- --------- ---------
Net income                     $  5,034  $  6,361  $  8,272  $  8,692
                               ========= ========= ========= =========
  Earnings per share - diluted $   0.17  $   0.22  $   0.30  $   0.31
  Shares used in earnings per
   share - diluted               33,133    32,790    33,019    32,752


    CONTACT: JAKKS Pacific, Inc.
             Genna Rosenberg, 310-455-6235
             or
             Integrated Corporate Relations
             John Mills, 310-954-1100